FIRST AMENDMENT TO LEASE

I.    PARTIES AND DATE.

    This First Amendment to Lease (“Amendment”) is made and dated as of July 27, 2023, by and between 520 NEWPORT CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”), and EVOLUS, INC., a Delaware corporation (“Tenant”).

II.    RECITALS.

Landlord and Tenant entered into an office space lease dated May 15, 2019 (the “Lease”) for space consisting of 17,630 rentable square feet known as Suite No. 1200 (the “Premises”) in the building located 520 Newport Center Drive, Newport Beach, California (the “Building”).

Landlord and Tenant each desire to modify the Lease to add approximately 8,333 rentable square feet of space known as Suite No. 1400 on the fourteenth floor of the Building (“Suite 1400”), extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.    MODIFICATIONS.

A.    Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.    Effective as of the Commencement Date for Suite 1400, Item 2 shall be amended by adding “Suite No. 1400.”

2.    Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for Suite 1400: August 1, 2024”

3.    Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: The Term of this Lease shall expire on January 31, 2030 (“Expiration Date”).”

4.    Effective as of the Commencement Date for Suite 1400, Item 6 shall be amended by adding the following for Suite 1400 (i.e., 8,333 rentable square feet):

“Basic Rent for Suite 1400:

Months of Term or Period for Suite 1400	Monthly Rate Per Rentable Square Foot of Suite 1400	Monthly Basic Rent for Suite 1400
Commencement Date for Suite 1400 to 1/31/26	$6.65	$55,414.45
2/1/26 to 1/31/27	$6.88	$57,331.04
2/1/27 to 1/31/28	$7.12	$59,330.96
2/1/28 to 1/31/29	$7.37	$61,414.21
2/1/29 to 1/31/30	$7.63	$63,580.79

Notwithstanding the above schedule of Basic Rent for Suite 1400 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $166,243.35 (i.e. $55,414.45 per month) (the “Abated Basic Rent for Suite 1400”) for the first 3 full calendar months following the Commencement Date for Suite 1400 (the “Abatement Period for Suite 1400”). In the event Tenant is in Default at any time during the Term, as extended herein, which Default results in the termination of the Lease or in Tenant’s right to possession of the Premises, the unamortized portion of the Abated Basic Rent for Suite 1400 (amortized on a straight-line basis over the period commencing on the Commencement Date for Suite 1400 and ending on January 31, 2030) shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent for Suite 1400 in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent for Suite 1400 shall be abated during the Abatement Period for Suite 1400 and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.”

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Effective as of February 1, 2025, Item 6 shall be amended by adding the following Basic Rent schedule for the original Premises (i.e., 17,630 rentable square feet):

“Basic Rent for Suite 1200:

Months of Term or Period for Suite 1200	Monthly Rate Per Rentable Square Foot for Suite 1200	Monthly Basic Rent for Suite 1200
2/1/25 to 1/31/26	$6.65	$117,239.50
2/1/26 to 1/31/27	$6.88	$121,294.40
2/1/27 to 1/31/28	$7.12	$125,525.60
2/1/28 to 1/31/29	$7.37	$129,933.10
2/1/29 to 1/31/30	$7.63	$134,516.90

Notwithstanding the above schedule of Basic Rent for Suite 1200 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1 of the Lease) under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent for Suite 1200 in the aggregate amount of $351,718.50 (i.e. $117,239.50 per month) (the “Abated Basic Rent for Suite 1200”) for the period commencing February 1, 2025 and ending April 30, 2025 (the “Abatement Period for Suite 1200”). In the event Tenant is in Default at any time during the Term, as extended herein, which Default results in the termination of the Lease or Tenant’s right to possession of the Premises, the unamortized portion of the Abated Basic Rent for Suite 1200 (amortized on a straight-line basis over the period commencing on February 1, 2025 and ending on January 31, 2030) shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent for Suite 1200 in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent for Suite 1200 shall be abated during the Abatement Period for Suite 1200 and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.”

5.    Effective as of the Commencement Date for Suite 1400, Item 7 shall be amended by adding the following:

“7. Property Tax Base for Suite 1400: The Property Taxes per rentable square foot of Suite 1400 incurred by Landlord and attributable to the twelve-month period ending June 30, 2025 (the “Base Year” for Suite 1400).

Project Cost Base for Suite 1400: The Project Costs per rentable square foot of Suite 1400 incurred by Landlord and attributable to the Base Year for Suite 1400.”

Effective as of February 1, 2025, Item 7 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve-month period ending June 30, 2025 (the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every twelve-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

6.    Effective as of the Commencement Date for Suite 1400, Item 8 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“8. Floor Area of Premises: approximately 25,963 rentable square feet, comprised of approximately 17,630 rentable square feet in Suite 1200 and approximately 8,333 rentable square feet in Suite 1400

Floor Area of Building: approximately: 326,121 rentable square feet”

7.    Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $281,000.00”

8.    Effective as of the Commencement Date for Suite 1400, Item 11 shall be deleted in its entirety and the following substituted in lieu thereof:

“11. Parking: 89 parking passes in accordance with the provisions set forth in Exhibit F to this Lease.”

B.    Commencement Date. As used herein, the “Commencement Date for Suite 1400” shall occur on the earlier of (a) the date Suite 1400 is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within Suite 1400. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 1400 Commencement Memorandum”) the actual Commencement Date for Suite 1400. Should Tenant fail to execute and return the Suite 1400 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the
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Commencement Date for Suite 1400 as set forth in the Suite 1400 Commencement Memorandum shall be conclusive. Suite 1400 shall be deemed “ready for occupancy” if and when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

C.    Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 1400 to Tenant on or before the Estimated Commencement Date for Suite 1400 set forth in Section III.A.2 above, this Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 1400 until the Commencement Date for Suite 1400 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then Suite 1400 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 1400 to Tenant but for Tenant’s delay(s).

D.    Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 1400 during the 12-month period commencing as of the Commencement Date for Suite 1400 nor in connection with Suite 1200 during the period commencing February 1, 2025 and ending January 31, 2026.

E.    Right to Extend This Lease. Section 3 of Exhibit G to the Lease titled “Right to Extend” shall remain in full force and effect during the extension period ending January 31, 2030, except that the reference in the second sentence to Tenant giving Landlord written notice of its commitment to extend the Term not less than 9 months or more than 12 months prior to the expiration date of the Term shall be amended to refer instead to not less than 12 months or more than 15 months advance written notice.

F.    Right of First Offer. Notwithstanding anything to the contrary contained therein, Section 4 of Exhibit G to the Lease entitled “Right of First Offer” shall remain in full force and effect during the extension period ending January 31, 2030.

G.    Right to Terminate. Section 5 of Exhibit G to the Lease entitled “Right to Terminate” has expired and shall be deleted in its entirety and nothing substituted in lieu thereof.

H.    Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 1400, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

I.    Additional “Walk-Up” Monument Signage. In addition to Tenant’s existing monument signage pursuant to Section 6 of Exhibit G to the Lease, provided Tenant is not in Default of the Lease, Tenant shall have the right to install non-exclusive signage on one slot on the “walk-up” monument sign located at the South entrance to the Building (near the 520 Marketplace Café) in the location currently occupied by Sherry Meyerhoff LLP, which signage shall consist only of the name “Evolus, Inc.” The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Newport Beach, and shall be consistent with Landlord's signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by December 31, 2024, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to Evolus, Inc., a Delaware corporation, and may not be transferred or assigned (except in connection with an assignment of the Lease to a Tenant Affiliate as described in Section 9.1(e) of the Lease) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire Premises, then Tenant shall, within 30 days following notice from Landlord, remove the walk-up monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

J.    Floor Plan of Premises. Effective as of the Commencement Date for Suite 1400, Exhibit A attached to the Lease shall be deleted and Exhibit A attached to this Amendment shall be substituted in lieu thereof.

K.    Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 1400, Tenant may purchase at the rates set forth in Exhibit F to the Lease, up to 27 additional Parking Passes (which, for the avoidance of doubt, are in addition to the 62 Parking Passes allocated to the original Premises) for unreserved parking spaces in connection with its leasing of Suite 1400 (as reflected in Section III.A.8 of this Amendment). Tenant acknowledges that Landlord may require up to 50% of the additional Parking Passes be located in the parking structure located at 555 San Nicolas. Landlord agrees that Tenant may convert up to 6 of the additional Parking Passes to Converted Stalls by providing written notice of such election to Landlord prior to the Commencement Date for Suite 1400 (which, for the avoidance of doubt, are in addition to the 10 Converted Stalls allocated to the Original Premises). Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Commencement Date for Suite 1400, then the conversion of the Parking Passes to Converted Stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord’s scheduled rates. Notwithstanding any contrary provision in Exhibit F to the Lease, the monthly parking charges shall continue to be $80.00 per Parking Pass per month and $160.00 per Converted Stall per month through January 31, 2030. From and after February 1, 2030, the monthly parking charges shall be at Landlord’s scheduled parking charges from time to time.

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L.    Tenant Improvements. Landlord hereby agrees to complete the First Amendment Tenant Improvements for the Premises, including Suite 1400, in accordance with the provisions of Exhibit X, First Amendment Work Letter, attached hereto.

M.    Security Deposit. Landlord currently holds a Security Deposit in the amount of $222,564.00. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $58,436.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. <Notwithstanding the provisions of Section 1950.7 of the California Civil Code, it is understood that the Security Deposit may be applied to any damages sustained by Landlord due to an early termination of the Lease as a result of Tenant’s default or insolvency. In addition, the last sentence of Section 4.3 of the Lease and the last sentence of Section 4.4 of the Lease are each hereby deleted in their entirety.

IV.    GENERAL.

A.    Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.    Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.    Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

G.    Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.    Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.    Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

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V.    EXECUTION.

    Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

520 NEWPORT CENTER DRIVE LLC,
a Delaware limited liability company

By: /s/Jonathan H. Brinsden

Jonathan H. Brinsden
Group President
Commercial Properties

By: Roger H, DeWarnes

Roger H. DeWames
Division Executive Vice President
Office Properties

TENANT: EVOLUS, INC., a Delaware corporation By: /s/David Moatazedi David Moatazedi CEO By: /s/Sandra Beaver Sandra Beaver CFO

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EXHIBIT A

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to provide such information to the Securities and Exchange Commission upon request.
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EXHIBIT X

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to provide such information to the Securities and Exchange Commission upon request.
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